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                                                                      Exhibit 99


FRIDAY MARCH 10, 4:51 PM EASTERN TIME
COMPANY PRESS RELEASE

VIDEO CITY ASSUMES MANAGEMENT OF WEST COAST VIDEO

GIANT LEAP TAKEN TOWARD COMPLETION OF MERGER OF TWO COMPANIES

PHILADELPHIA--(BUSINESS WIRE)--March 10, 2000-- Video City, Inc. (OTCBB: VDCT - news) announced today that it has assumed operational control of West Coast Entertainment Corp. (OTCBB: WCEC - news) pursuant to a plan providing for the resignations of the board and officers of West Coast and the execution of a management agreement assigning operational authority to Video City. This move marks the beginning of the completion of the previously announced merger between the two companies.

The announcement was made by Robert Y. Lee, Chairman and Chief Executive Officer of Video City, who also noted that in connection with the management agreement, and in preparation for the upcoming merger of the two companies, Video City has already commenced a move of its corporate headquarters from Torrance, California to Philadelphia, Pennsylvania. This action is expected to result in a significant reduction of operating expenses for the combined companies.

"This is a major leap toward the completion of our merger with West Coast Entertainment," said Lee. Terms of the previously announced merger agreement between West Coast and Video City continue to remain in effect and are contingent on a number of conditions, including the satisfaction of both the West Coast and Video City bank groups. "While we are delighted that the progress in our efforts has resulted in this management agreement, which allows the two companies to begin to fully effect certain synergistic and cost-saving measures in anticipation of the completion of the merger, there is still work to do," said Lee. "Video City is extremely fortunate to have a strong management team consisting of individuals who have demonstrated the hard work, commitment and personal sacrifices that have brought us to this point of success and which I believe will enable this merger to be extremely successful upon completion and provide shareholder value."

"I believe Robbie Lee will build a team that utilizes the best of both Video City and West Coast," said Ralph Standley, former Chairman of West Coast. "The resulting merger should be very positive for the shareholders of each company."

Industry Leaders Comment on Video City Progress in Merger Effort

Video City's announcement that it has assumed total management control of West Coast Entertainment in anticipation of the completion of the merger of the two companies is being hailed among industry leaders as a major success by the growing Video City.

Peter Balner, President of Blow-Out Video and founder of Palmer Video, and former member of the West Coast board of directors, said, "I think the world of Robbie (Lee). It is amazing to see what he has been able to accomplish in a short period of time. Video City is one of the few companies among the second tier of video retailers to be able to demonstrate a vision and ability to get things done."

"It is a pleasure to serve on a board with a leader as creative and energetic as Robbie Lee," said Gerry Weber, member of the Video City Board of Directors and formerly president of Blockbuster Music and Senior Vice President of Blockbuster Video. "No one in the industry has as strong a work ethic as Robbie and I believe the West Coast merger will position Video City to become the leader in this segment of the video retailing industry, providing an attractive alternative to independents in the marketplace today."

John Sheehy, Managing Director of The Value Group LLC, Video City's San Francisco-based advisor, who is also a member of Video City's board of directors, said: "This latest transaction shows that Robbie is an astute consolidator who has been very effective in assembling some of the best retail assets in this industry. This proves that he can really get the tough deals done."


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"We believe this transaction will enhance value for West Coast shareholders and creditors and look forward to working with Video City toward a successful closing of the previously announced merger," said Chris Atayan, principal of Slusser Associates, Inc., the investment banker for West Coast Entertainment Corporation. Video City owns and operates 76 video stores in 10 states. It has grown substantially from 18 stores in the past two years and is one of the nation's fastest-growing entertainment companies. West Coast operates 236 company-owned stores in 16 states and approximately 90 franchised stores throughout the country.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, such as statements of the Company's plans, activities, expectations and intentions, that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability to make future acquisitions; the demand for video tapes, both rental and sales, which may be affected by seasonal factors, weather, the level of home viewing; competition from other retailers; the Company's ability to manage and staff its growth; and other factors disclosed under the caption "Special Considerations" in the company's Annual Report on Form 10-K for the fiscal year ended January 31, 1999.

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